Exhibit h.3

Execution Version

AMENDED AND RESTATED SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

EACH OF THE NUVEEN FUNDS LISTED ON APPENDIX A

and

STATE STREET BANK AND TRUST COMPANY

AMENDED AND RESTATED SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated the 19th day of December, 2008, between each Nuveen-sponsored investment company listed on Appendix A attached hereto (as it may be amended from time to time), individually and not jointly (each, a “Client”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”, setting forth the terms and conditions under which State Street is authorized to act on behalf of the Client with respect to the lending of certain securities of the Client held by State Street as agent, trustee or custodian.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties hereto does hereby covenant and agree as follows:

1. Definitions. For the purposes hereof:

(a) “Authorized Representative” means any person who is authorized in a writing to State Street to act on behalf of the Client with respect to any of the transactions contemplated by this Agreement.

(b) “Available Securities” means the securities of the Client that are available for Loans pursuant to Section 3.

(c) “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(d) “Collateral” means collateral delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(e) “Financing Transaction” means a Loan against cash Collateral made for the purpose of generating cash for the Client to provide cash collateral for the purposes of securities lending transactions pursuant to the SLSA (as defined hereunder) where the Client is a borrower of securities and State Street, acting as principal, is a lender of securities.

(f) “Investment Manager” when used in any provision, means the person or entity that has discretionary authority over the investment of the Available Securities to which the provision applies.

(g) “Loan” means a loan of Available Securities to a Borrower.

(h) “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(i) “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(j) “Replacement Securities” means securities of the same issuer, class and denomination as Loaned Securities.

(k) “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Client) that governs Loans, as described in Section 5.

(l) “SLSA” means that certain Securities Lending and Services Agreement dated as of December 10, 2008, between State Street and the Client.

(m) “State Street Affiliates” means any entity that directly or indirectly through one or more intermediaries, controls State Street or that is controlled by or is under common control with State Street.

2. Appointment of State Street. The Client hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. State Street shall have the responsibility and authority to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program in accordance with the terms of this Agreement. The Client agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Client on an undisclosed or a disclosed basis. State Street is hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower hereunder. In connection therewith, State Street may instruct said third party to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by said third party in accordance with the terms of a form of an arrangement which shall also be consistent with the terms hereof.

The Client also appoints and authorizes State Street, as its agent, to enter into “fee for holds” arrangements with respect to certain Available Securities. State Street, as agent, will, in return for a fee from the Borrower, hold and reserve certain Available Securities and refrain from lending such securities to any third party without the Borrower’s permission, provided, however, that the “fee for holds” arrangements shall not restrict or otherwise affect the Client’s ownership rights with regard to the Available Securities. The fee from the Borrower shall be allocated between State Street and the Client in accordance with Schedule A.

3. Securities to be Loaned. All of the Client’s securities held by State Street as trustee or custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities which the Client or the Investment Manager specifically identifies in writing as not being Available Securities or any securities identified as Inter-Manager Borrowed Securities (as such term is defined in the SLSA). In the absence of any such identification herein or other notices specifically identifying securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Client’s securities should be excluded from the lending program. Notwithstanding the foregoing, however, State Street shall not make any Loan if, at the time the Loan is made, the aggregate Market Value of the Loaned Securities would exceed fifty percent (50%) of the Client’s total portfolio assets. The foregoing authorization by the Client to lend up to fifty percent (50%) of the Client’s total portfolio assets is made in reliance upon the Brinson Funds, SEC No-Action Letter (pub. avail. November 25, 1997).

4. Borrowers. The Client hereby authorizes State Street to effect Loans of Available Securities of the Client with any person on State Street’s approved list of Borrowers, including, without limitation, State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”), which list will be supplied to the Client on request. The Client shall have the right to prohibit Loans to any Borrower, including any previously approved Borrower. In the event that State Street’s approved list of Borrowers is updated to include new Borrowers, Loans may not be made to such new Borrowers until Client has approved such new Borrowers in writing.

The Client acknowledges that it is aware that State Street, acting as the Client’s agent pursuant hereto, is or may be deemed to be the same legal entity as, or affiliated with, SSB Borrower acting as “Borrower” under a Securities Loan Agreement. The Client represents that (i) the power granted herein to State Street, as Client’s agent, to enter into Loan transactions with Borrowers (including any SSB Borrower) and the other powers granted to State Street, as agent pursuant hereto, are given as a result of the Client’s desire to increase its opportunity to lend securities held in its account on commercially reasonable terms, without such loans being considered a breach of State Street’s fiduciary duty, and are given expressly for the purpose of averting and waiving any prohibitions upon such lending, investment or exercise of such other powers which might otherwise exist in the absence of such powers, and (ii) subject to the adoption and implementation by State Street of the Conflict Procedures (as defined below), transactions effected pursuant to and in compliance with this Agreement and any Securities Loan Agreement (including any Securities Loan Agreement with any SSB Borrower) will not constitute a breach of trust or other fiduciary duty or any other duty by State Street or affiliates thereof.

In connection with a Loan to any SSB Borrower pursuant hereto, the Client shall furnish, and State Street shall cause the applicable SSB Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement. As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Client shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.

In the event any such Loan is effected by State Street to SSB Borrower, State Street hereby covenants and agrees for the benefit of the Client that it has adopted and implemented procedural safeguards (the “Conflict Procedures”) to help ensure that all actions taken by State Street as agent on behalf of the Client in respect of a Loan transaction pursuant hereto will be effected (i) at “arms length” terms, including prices, and (ii) by individuals other than individuals who are acting on behalf of SSB Borrower in its principal capacity as Borrower in the Loan transaction.

State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein.

5. Securities Loan Agreements. The Client authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street. Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower. Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made. The terms of each Loan shall be commercially reasonable and consistent with the terms of this Agreement. The forms of State Street’s Securities Loan Agreements are attached hereto as Exhibit 5.1. At the reasonable request of the Client, State Street shall provide to the Client for its review any executed Securities Loan Agreement.

6. Loans of Available Securities. State Street shall be responsible for determining whether any such Loan shall be made, and for negotiating and establishing the terms and conditions of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Client. In the event of a default by a Borrower on any Loan (within the meaning of the applicable Securities Loan Agreement), State Street shall be fully protected in acting in any manner it deems reasonable and appropriate. Upon notice to State Street, the Client has the right to direct State Street to initiate action to terminate any Loan made under this Agreement.

The Client acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using reasonable and equitable methods established by State Street from time to time. State Street does not represent or warrant that any amount or percentage of the Client’s Available Securities will in fact be loaned to Borrowers. The Client agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to Loans made for other clients, or Loan opportunities refused hereunder, whether or not State Street has made fewer or more Loans for any other client, and whether or not any Loan for another client, or the opportunity refused, could have resulted in Loans made under this Agreement.

The Client also acknowledges that, under the applicable Securities Loan Agreements, Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement, but not later than the customary settlement period. Upon receiving a notice from the Client or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall use its reasonable efforts to notify promptly thereafter the Borrower which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement, but not later than the end of the customary settlement period.

7. Distributions on and Voting Rights with Respect to Loaned Securities. Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Client’s account on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Client or Investment Manager may, by giving State Street ten (l0) business days notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Client’s account on the date it is delivered to State Street.

The Client acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to securities that are on Loan on the applicable record date for such securities.

The Client also acknowledges that any payments of distributions from Borrower to the Client are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of such payment may differ from the tax and accounting treatment of such interest or dividend payments.

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from the Client are complied with, but State Street shall not be required to make any payment unless the Client has first placed funds with State Street to make such payment.

Client acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Client will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

The Client further acknowledges and agrees that the Client will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8. Collateral.

(a) Receipt of Collateral. The Client authorizes State Street, or a third party bank, to receive and to hold, on the Client’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Client pursuant to the Securities Loan Agreements. All investments of cash Collateral shall be for the account and at the risk of the Client. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule B. Said Schedule may be amended from time to time as mutually agreed by State Street and the Client.

(b) Marking to Market. The initial Collateral received shall have (depending on the nature of the Loaned Securities and the Collateral received) a value of 102% or 105% of the Market Value of the Loaned Securities, or such other value, but not less than 102% of the Market Value of the Loaned Securities, as may be applicable in the jurisdiction in which such Loaned Securities are customarily traded.

Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street’s reasonable and customary practices, mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information and receive and deliver Collateral in order to maintain the value of the Collateral at no less than one hundred percent (100%) of the Market Value of the Loaned Securities.

(c) Return of Collateral. Upon the termination of the Loan, the Collateral shall be returned to Borrower upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

(d) Limitations. State Street shall invest cash Collateral in accordance with any directions, including any limitations, established by the Client and set forth on Schedule A. State Street does not assume any market or investment risk of loss with respect to the investment of cash Collateral, including any market or investment risk of loss associated with any investment or change of investment in any such investments, including any cash Collateral investment vehicle designated on Schedule A. If the value of the cash Collateral so invested is insufficient to return any and all amounts due to such Borrower pursuant to the Securities Loan Agreement, the Client shall be responsible for such shortfall and State Street may debit the Client’s account as set forth in Section 9.

9. Investment of Cash Collateral and Compensation. To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street according to the instructions set forth in Schedule A.

The Client acknowledges that investments of cash Collateral in any investment vehicles, including time deposits, to which State Street and/or one or more of the State Street Affiliates provide services are not guaranteed or insured by State Street or State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.

The net income generated by any investment made pursuant to the first paragraph of this Section 9 shall be allocated among the Borrower, State Street, and the Client, as follows: (a) a portion of such income shall be paid to the Borrower, as a rebate fee for the use of the Borrower’s cash Collateral (the “Rebate Fee”), in accordance with the Securities Loan Agreement negotiated between the Borrower and State Street; and (b) the balance, if any, shall be split between State Street as compensation for its services in connection with this securities lending program and the Client as income. Any such income will be credited to the Client’s account in accordance with the fee schedule attached hereto as Schedule A.

In the event the net income generated by any investment made pursuant to the first paragraph of this Section 9 does not equal or exceed the Rebate Fee due the Borrower, State Street and the Client shall, in accordance with the fee split set forth on Schedule A, share the amount equal to the difference between the net income generated and the Rebate Fee to be paid to the Borrower; provided, however, that for a Financing Transaction, the Client shall be solely responsible for the payment of the rebate fee to the Borrower. The Client shall be solely responsible for any and all other amounts due to such Borrower pursuant to the Securities Loan Agreement and State Street may debit the Client’s account accordingly. In the event debits to the Client’s account produce a deficit therein, State Street shall sell or otherwise liquidate investments made with cash Collateral and credit the net proceeds of such sale or liquidation to satisfy the deficit. In the event the foregoing does not eliminate the deficit, State Street shall have the right to charge the deficiency to any other account or accounts maintained by the Client with State Street.

To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street. Such loan premium shall be allocated between State Street and the Client as follows: (a) a portion of such loan premium shall be paid to State Street as compensation for its services in connection with this securities lending program, in accordance with Schedule A hereto; and (b) the remainder of such loan premium shall be credited to the Client’s account.

The Client shall reimburse State Street for any and all funds advanced by State Street on behalf of the Client as a consequence of the Client’s obligations hereunder, including the Client’s obligation to return cash Collateral to the Borrower and to pay any fees due the Borrower, all as provided in Section 8 or this Section 9.

10. Fee Disclosure. The fees associated with the investment of cash Collateral in funds maintained or advised by State Street are disclosed on Schedule A hereto. Said fees may be changed from time to time by State Street upon notice to the Client. An annual report with respect to such funds is available to the Client, at no expense, upon request.

11. Recordkeeping and Reports. State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. State Street’s records shall, absent manifest error, be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative. On a monthly basis, State Street will make available to the Client a statement describing the Loans made, and the income derived from Loans, during the period covered by such statement. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program.

Client hereby agrees to participate in the Performance Explorer service offered by State Street through Data Explorers Limited (“Data Explorers”) and Client further agrees that as a condition for its participation in the Performance Explorer service, State Street is authorized by Client to provide to Data Explorers information relating to the Client’s Loaned Securities on an anonymous basis for aggregation into the Data Explorers database, provided that the identity of Client as owner of the Loaned Securities is in no way identifiable and provided further that Data Explorers has agreed to treat any such information provided to it confidentially and to use such information solely for the purposes of providing the service.

12. Standard of Care and Indemnification.

(a) State Street shall use reasonable care in the performance of its duties hereunder consistent with that exercised by banks generally in the performance of duties arising from acting as agent for clients in securities lending and repurchase transactions (as appropriate).

(b) The Client shall indemnify State Street and hold State Street harmless from any loss or liability (including without limitation, the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Client, including any breach of a representation or warranty by the Client hereunder, except such loss or liability which results from State Street’s failure to exercise the standard of care required by Section 12(a). Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14. State Street may charge any amounts to which it is entitled hereunder against the Client’s account.

(c) Notwithstanding any express provision to the contrary herein, State Street shall not be liable for any indirect, consequential, incidental, special, punitive, multiple or exemplary damages, including lost profits, even if State Street has been apprised of the likelihood of such damages occurring.

(d) The Client acknowledges that in the event that the Client’s participation in securities lending generates income for the Client, State Street may be required to withhold tax or may claim such tax from the Client as is appropriate in accordance with applicable law.

(e) State Street, in determining the Market Value of securities, including without limitation, Collateral, may rely upon any recognized pricing service and shall not be liable for any errors made by such service.

13. Representations and Warranties. Each party hereto represents and warrants that (a) it has and will have the legal right, power and authority to execute and deliver this Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery, and performance; (c) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (d) the execution, delivery, and performance by it of this Agreement will at all times comply with all applicable laws and regulations.

The Client represents and warrants that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; (b) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition and there has been no material adverse change in its financial condition or the financial condition of any parent company since the date of the balance sheet included within such financial statements; (c) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances (other than any rights in favor of State Street) and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities. Each Loan to an SSB Borrower shall constitute a present representation by the Client that there has been no material adverse change in its financial condition or the financial condition of any parent company that has not been disclosed in writing to State Street since the date of the most recent financial statements furnished to State Street pursuant to Section 4.

The Client further represents and warrants that it will immediately notify State Street, orally and by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity. Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

The person executing this Agreement on behalf of the Client represents that he or she has the authority to execute this Agreement on behalf of the Client.

The Client hereby represents to State Street that (i) it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to this Agreement and the Available Securities; (ii) it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; and (iii) that its taxpayer identification number and tax year end is as set forth on Appendix A hereto.

If the Client is a management investment company that is, or is required to be, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), the Client acknowledges that any obligation to determine whether any transaction made pursuant to this Agreement or the SLSA is in compliance with those laws and regulations under the 1940 Act relating to the borrowing or lending of securities or cash, the posting or receipt of collateral relating to such borrowing or lending of cash or securities, or the issuance of “senior securities,” as that term is defined under Section 18 of the 1940 Act, including all obligations to compile and maintain such data and make such calculations as are necessary or appropriate in order to make such determinations, as well as all obligations that require the Client to segregate, identify and substitute Client assets and daily monitor such assets and their values (collectively, “Applicable 1940 Act Requirements”), except as specifically set forth herein, is the obligation of Client and not State Street or any State Street Affiliate. In addition, if the Client is a management investment company that is, or is required to be, registered under the 1940 Act, the Client represents and warrants to State Street as of the close of business on each day that the Client is so registered or is required to be so registered, that (i) any transaction or series of transactions under this Agreement and/or the SLSA that creates leverage as a matter of law or fact is (A) in furtherance of the Client’s investment objective or objectives, (B) permitted or not otherwise prohibited by the Client’s investment policies, and (C) disclosed in all material respects in the Client’s registration statement filed with the Securities and Exchange Commission pursuant to Section 8 of the 1940 Act, and (ii) Client is in compliance with all laws and regulations applicable to Client, including Applicable 1940 Act Requirements.

14. Borrower Default Indemnification.

(a) If, at the time of a default by a Borrower with respect to a Loan (within the meaning of the applicable Securities Loan Agreement), some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, State Street shall indemnify the Client against the failure of the Borrower as follows. State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. Subject to the Client’s obligations pursuant to Section 8 and Section 9 hereof and Schedule A, paragraph 3(b), if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense. For the avoidance of doubt, with regard to Financing Transactions, if and to the extent that proceeds of the cash Collateral with respect to a Financing Transaction are unavailable or insufficient, State Street shall not be liable hereunder for the difference between the value of the Replacement Securities and the value of the proceeds of the Collateral.

(b) If State Street is unable to purchase Replacement Securities pursuant to Section 14(a) hereof, State Street shall credit to the Client’s account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market against the unreturned Loaned Securities; or (ii) the next Business Day following the day referred to in (i) above, if higher.

(c) In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Client’s account the value of all distributions on the Loaned Securities (not otherwise credited to the Client’s accounts with State Street), the record dates for which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credits the Client’s account pursuant to Paragraph (b).

(d) Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral (if any) that remains after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street’s expense.

(e) If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through (d) above, and then to credit to the Client’s account all other amounts owed by the Borrower to the Client with respect to such Loan under the applicable Securities Loan Agreement.

(f) In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Client against the Borrower under the applicable Securities Loan Agreement.

15. Continuing Agreement; Termination; Remedies. It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Client and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Client, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans. The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided. State Street does not assume any market or investment risk of loss associated with Client’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16. Notices. Except as otherwise specifically provided herein, notices under this Agreement may be made orally, in writing (which shall include notices sent by facsimile and/or e-mail), or by any other means mutually acceptable to the parties. If in writing, a notice shall be sufficient if delivered to the party entitled to receive such notices at the following addresses:

If to the Client:

Nuveen Investments

333 West Wacker Drive

Chicago, Illinois 60606

Attn: Kevin J. McCarthy

Facsimile: 312-917-7952

E-mail: Kevin.McCarthy@nuveen.com

If to State Street:

State Street Bank and Trust Company

Securities Finance

State Street Financial Center

One Lincoln Street, SFC 3

Boston, Massachusetts 02111-2900

or to such other addresses as either party may furnish the other party by written notice under this section.

17. Securities Investors Protection Act of 1970 Notice. CLIENT IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE CLIENT WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE CLIENT MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

18. Authorized Representatives. Whenever this Agreement permits or requires the Client to give notice to, direct, or provide information to State Street, such notice, direction, or information shall be provided to State Street on the Client’s behalf by an Authorized Representative. (This Agreement shall be considered such a designation of the person executing the Agreement on the Client’s behalf.) The Client authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative. After its receipt of such a notice of designation, and until its receipt of a notice revoking such designation, the Client shall be fully responsible for all acts of any of its Authorized Representative, even if that person exceeds his or her authority, and State Street shall be fully protected in relying upon the notices, directions, and information given by such Authorized Representative. In no event shall State Street be liable to the Client or any third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in accordance with any instructions or other communications from an Authorized Representative.

19. Agents. State Street may use such agents, including but not limited to such regulated clearing agents, securities depositaries, nominees, sub-custodians, third party custodians and State Street Affiliates, as State Street deems appropriate to carry out its duties under this Agreement. To the extent the State Street Affiliates acts as State Street’s agent hereunder, State Street agrees to be responsible for the acts and omissions of State Street Affiliates as though performed by State Street directly. The Client agrees that State Street’s sole liability for the acts or omissions of any other agent shall be limited to liability arising from State Street’s failure to use reasonable care in the selection of such agent.

20. Force Majeure. State Street shall not be responsible for any losses, costs or damages suffered by the Client resulting directly or indirectly from war, riot, revolution, terrorism, acts of government or other causes beyond the reasonable control or apprehension of State Street.

21. Non-U.S. Borrowers. In the event the Client approves lending to Borrowers resident in the United Kingdom (“UK”), the Client shall provide sufficient documentation, in the form and manner required by the UK Inland Revenue, to establish that the Client is (1) the beneficial owner of any manufactured dividends received and (2) not a UK recipient for purposes of UK manufactured overseas dividend rules.

22. Miscellaneous. This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of securities by State Street on behalf of the Client. This Agreement shall not be assigned by either State Street or the Client without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

The Client hereby irrevocably submits to the jurisdiction of any Massachusetts state or Federal court sitting in The Commonwealth of Massachusetts in any action or proceeding arising out of or related to this agreement, hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Massachusetts state or Federal court except that this provision shall not preclude any party from removing any action to Federal court.

The Client waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any action or proceeding in the Massachusetts state or Federal courts or the courts of any other country or jurisdiction, relating in any way to this Agreement or any Loan, and agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding. The Client hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Client hereby irrevocably appoints CT Corporation System at 101 Federal Street, Boston, Massachusetts, as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action or proceeding (the “Process Agent”). Such service may be made by mailing or delivering a copy of such process, in care of the Process Agent at the above address. The Client hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, the Client also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Client at its address specified in Section 16 hereof. The Client agrees that a final judgment in any such action or proceeding, all appeals having been taken or the time period for such appeals having expired, shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

24. Modification. This Agreement shall not be modified, except by an instrument in writing signed by the parties hereto.

25. Additional Funds. Notwithstanding anything in this Agreement to the contrary, in the event that any eligible Nuveen-sponsored investment company not currently listed on Appendix A attached hereto desires to have State Street render the services as described herein under the terms hereof and if State Street desires to provide such services on such terms, then the parties will execute a revised Appendix A, and upon execution thereof, such entity shall become a Client hereunder and be bound by all terms, conditions and provisions hereof.

IN WITNESS THEROF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

EACH OF THE FUNDS LISTED ON APPENDIX A

By:
Name:	Kevin J. McCarthy
Title:	Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

Appendix A

Dated as of December 19, 2008

NUVEEN INVESTMENT TRUST, on behalf of:

Nuveen Enhanced Core Equity Plus Fund

Tax year end: June 30

Taxpayer identification number: 26-3587358

NUVEEN INVESTMENT TRUST II, on behalf of:

Nuveen Santa Barbara Growth Plus Fund

Tax year end: July 31

Taxpayer identification number: 26-3587358

Nuveen Tradewinds Global All-Cap Plus Fund

Tax year end: July 31

Taxpayer identification number: 26-3587306

Acknowledged and Accepted:

For the Above Funds

By:
Name:	Kevin J. McCarthy
Title:	Vice President and Secretary

State Street Bank and Trust Company

By:
Name:
Title:

Schedule A

This Schedule is attached to and made part of the Amended and Restated Securities Lending Authorization Agreement, dated the 19th day of December, 2008, between each Nuveen-sponsored investment company listed on Appendix A attached thereto (as it may be amended from time to time), individually and not jointly (each a “Client”), and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Schedule of Fees

1. Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows:

•	Seventy percent (70%) payable to the Client, and

•	Thirty percent (30%) payable to State Street.

2. All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of the Amended and Restated Securities Lending Authorization Agreement to which this Schedule A is attached.

3. Investment of cash Collateral

(a) Except as provided in (b) below, all cash Collateral received under the Agreement shall be invested in the Eurodollar Time Deposit of State Street Bank and Trust Company’s Cayman Islands branch. The Client acknowledges that interests in the Eurodollar Time Deposit are not guaranteed or insured by State Street or State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.

(b) Notwithstanding anything contained in the Amended and Restated Securities Lending Authorization Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Client or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash to State Street, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Client hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA. Client acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement. To the extent that cash Collateral is no longer needed for

Financing Transactions, the Client instructs State Street to invest such cash Collateral in accordance with paragraph (a) above. The Client understands and agrees that cash Collateral obtained from a Financing Transaction that is not invested as set forth in paragraph (a) above and/or is used as cash collateral in securities borrowing transactions pursuant to the terms of the SLSA will not generate investment income.

Notwithstanding anything contained in the Amended and Restated Securities Lending Authorization Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Client. State Street does not assume and shall not be liable for any risk of loss, or liability for damages, claims or expenses, associated with such use of such cash Collateral, including the use of the cash Collateral to collateralize transactions pursuant to the terms of the SLSA and the investment of such cash Collateral as set forth in paragraph (a) above. Subject to State Street’s obligations to mark to market under Section 8 of the Amended and Restated Securities Lending Authorization Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Client shall be responsible for such shortfall and State Street may debit any account or accounts maintained by the Client with State Street.

EACH OF THE FUNDS LISTED ON APPENDIX A TO THE AMENDED AND RESTATED SECURITIES LENDING AUTHORIZATION AGREEMENT			STATE STREET BANK AND TRUST COMPANY

By:		By:
Name:	Kevin J. McCarthy	Name:
Title:	Vice President and Secretary	Title:

Schedule B

This Schedule is attached to and made part of the Amended and Restated Securities Lending Authorization Agreement, dated the 19th day of December, 2008, between each Nuveen-sponsored investment company listed on Appendix A attached thereto (as it may be amended from time to time), individually and not jointly (each a “Client”), and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Acceptable Forms of Collateral

•	Cash (U.S. and foreign currency);

•	Such other Collateral as the parties may agree to in writing from time to time.

Exhibit 5.1

Forms of Securities Loan Agreements

[See attached.]

CERTIFICATE OF SIGNING AUTHORITY AND INCUMBENCY

I,                     , hereby certify that I am the                      [Title of Authorized Officer] of                             , duly organized and validly existing under the laws of                      (the “Client”), and further certify in such capacity that each of the following individuals, acting singly, has been authorized to act in the name and on behalf of the Client and to sign, acknowledge, deliver and accept delivery of agreements and other documents in connection with securities lending transactions and that the true signature of each such individual is shown below opposite his or her name, and State Street Bank and Trust Company may rely upon this certificate until such time as it receives another certificate bearing a later date.

Name	Title	Specimen Signature

IN WITNESS WHEREOF, I have hereunto set my hand this      day of December, 2008

                                          [Authorized Officer]

I,                     , hereby certify that                      is the duly elected, qualified and acting                      [Title] of the Client, and his/her signature appearing above is his/her own true signature.

                                         [name/title]